EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of MabVax Therapeutics Holdings, Inc. (formerly Telik, Inc.) on Forms S-3 (333-114366) and (333-176121) and Forms S-8 (333-135396), (333-161132) and (333-174355) of our report dated May 12, 2014, related to our audit of the financial statements of MabVax Therapeutics, Inc., a development stage company, as of December 31, 2013 and 2012 and for the years then ended and for the period from May 5, 2006 (Inception) through December 31, 2013, which report included an explanatory paragraph regarding MabVax Therapeutics, Inc.’s ability to continue as a going concern, included in this Current Report on Form 8-K/A of MabVax Therapeutics Holdings, Inc.

/s/ CohnReznick LLP

San Diego, California

September 19, 2014